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                                    EXHIBIT 5

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(202) 274-2000

March 15, 2004

The Board of Directors
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

              RE:  FIRST FEDERAL FINANCIAL SERVICES, INC.
                   COMMON STOCK, PAR VALUE $0.10 PER SHARE

Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the shares of common stock, par value $0.10 per share ("Common Stock") of First Federal Financial Services, Inc. (the "Company"). We have reviewed the Company's Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

        We hereby consent to our firm being referenced under the captions "Legal and Tax Matters" and "Experts" and to the filing of this opinion as an exhibit to the Form SB-2.

                                       Very truly yours,


                                       /s/ Luse Gorman Pomerenk & Schick, P.C.


                                       LUSE GORMAN POMERENK & SCHICK
                                       A PROFESSIONAL CORPORATION